UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 25, 2025

ODYSSEY MARINE EXPLORATION, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-31895	84-1018684
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

205 S. Hoover Blvd.

Suite 210

Tampa, Florida 33609

(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (813) 876-1776

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	OMEX	NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.02.	Item 3.02 Unregistered Sales of Equity Securities.

As previously reported, (a) on March 6, 2023, Odyssey Marine Exploration, Inc. (the “Company”) entered into a Note and Warrant Purchase Agreement with institutional investors pursuant to which the Company issued convertible promissory notes (as amended, the “March 2023 Notes”) in the aggregate principal amount of $14.0 million and warrants to purchase shares an aggregate of 3,703,710 shares of the Company’s common stock, and (b) on December 1, 2023, the Company entered into a Note and Warrant Purchase Agreement with institutional investors pursuant to which the Company issued convertible promissory notes (as amended, the “December 2023 Notes”) in the aggregate principal amount of $6.0 million and warrants to purchase shares an aggregate of 1,623,330 shares of the Company’s common stock.

On September 24, 2025, investors converted (a) an aggregate of $2,844,112 of indebtedness under the March 2023 Notes into 2,236,587 shares of the Company’s common stock and (b) an aggregate of $684,661 of indebtedness under the December 2023 Notes into 531,478 shares of the Company’s common stock. The issuance and sale of the shares of common stock were exempt from registration under Section 4(a)(2) of the Securities Act of 1933, as amended, and Rule 506 thereunder. After giving effect to these issuances, the Company has 50,384,858 shares of common stock outstanding, and the remaining balances of the March 2023 Notes and December 2023 Notes are approximately $3.14 million and $3.05 million, respectively.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ODYSSEY MARINE EXPLORATION, INC.

Dated: September 30, 2025	By:	/s/ Mark D. Gordon
Mark D. Gordon
Chief Executive Officer